U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

        GOMEZ                        JOSE                 G.
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        (Last)                      (First)             (Middle)

     C/O 99 CENTS ONLY STORES
     4000 UNION PACIFIC AVENUE
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                                    (Street)

     CITY OF COMMERCE              CALIFORNIA            90023
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        (City)                       (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

          99 CENTS ONLY STORES (NYSE: NDN)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

     JULY 2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

          VICE PRESIDENT OF RETAIL OPERATIONS
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                             6.
                                                             4.                              5.             Owner-
                                                             Securities Acquired (A) or      Amount of      ship
                                              3.             Disposed of (D)                 Securities     Form:      7.
                                              Transaction    (Instr. 3, 4 and 5)             Beneficially   Direct     Nature of
                                2.            Code           -----------------------------   Owned at End   (D) or     Indirect
1.                              Transaction   (Instr. 8)                   (A)               of Month       Indirect   Beneficial
Title of Security               Date          ------------                  or               (Instr. 3      (I)        Ownership
(Instr. 3)                      (mm/dd/yy)    Code     V     Amount        (D)    Price      and 4)         (Instr.4)  (Instr. 4)
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                            (Print or Type Response)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                                     10.
                                                                                                           9.        Owner-
                                                                                                           Number    ship
                                                                                                           of        Form of
                2.                                                                                         Deriv-    Deriv-
                Conver-                     5.                                7.                           ative     ative    11.
                sion                        Number of                         Title and Amount             Secur-    Secur-   Nature
                or                          Derivative     6.                 of Underlying       8.       ities     ities    of
                Exer-             4.        Securities     Date               Securities          Price    Bene-     Benefi-  In-
                cise     3.       Trans-    Acquired (A)   Exercisable and    (Instr. 3 and 4)    of       ficially  cially   direct
                Price    Trans-   action    or Disposed    Expiration Date    ----------------    Deriv-   Owned     Owned    Bene-
1.              of       action   Code      of (D)         (Month/Day/Year)             Amount    ative    at End    at End   ficial
Title of        Deriv-   Date     (Instr.   (Instr. 3,     ------------------           or        Secur-   of        of       Owner-
Derivative      ative    (Month/  8)        4 and 5)       Date      Expira-            Number    ity      Month     Month    ship
Security        Secur-   Day/     ------    ------------   Exer-     tion               of        (Instr.  (Instr.   (Instr.  (Instr
(Instr. 3)      ity      Year)    Code V    (A)     (D)    cisable   Date     Title     Shares    5)       4)        4)       4)
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STOCK OPTION    $29.68   5/30/02   A    V   13,500         (1)       5/30/12  COMMON    13,500             13,500(2)  D
GRANT (RIGHT                                                                  STOCK
TO BUY)
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Explanation of Responses:

(1) Options vest in three equal annual installments beginning May 30, 2003.

(2) The total number of derivative securities reported herein as beneficially owned at the end of the month does not include other classes of derivative securities previously granted to the Reporting Person.


     /S/ JOSE G. GOMEZ                                       JULY 1, 2002
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      **Signature of Reporting Person                             Date


Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
    * If the form is filed by more than one reporting person, see Instruction 4(b)(v).
    ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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